Exhibit 10.92

November 30, 2009

Re:	Offer of employment with Jazz Pharmaceuticals, Inc.

Dear Kate,

I am very pleased to invite you to join Jazz Pharmaceuticals, Inc. (“Jazz Pharmaceuticals”). This letter sets out the basic terms of your employment with Jazz Pharmaceuticals.

Duties and Responsibilities. Your initial assignment will be as Senior Vice President and Chief Financial Officer reporting to the Chairman and Chief Executive Officer. This offer is for a full-time position, located at Jazz Pharmaceuticals’ offices in Palo Alto, California. The position may require you to travel from time to time to other locations as may be necessary to fulfill your responsibilities. As part of your employment relationship, you agree to comply with Jazz Pharmaceuticals’ policies and procedures in effect from time to time during your employment. As an exempt employee, you are expected to work the number of hours required to do your job well. In general, you are expected to be present during Jazz Pharmaceuticals’ normal working hours.

Salary. Your initial and 2010 annual base salary will be $365,000, payable in accordance with Jazz Pharmaceuticals’ customary payroll practices, for all hours worked. Salary is subject to periodic review and adjustment by Jazz Pharmaceuticals, in accordance with its normal practices; we have a company-wide performance review process that takes place early in each calendar year. In addition, Jazz Pharmaceuticals will pay you a one time cash bonus of $30,000, less applicable taxes payable on the first regular pay day 90 days after your start date, subject to continued employment with Jazz Pharmaceuticals on that date.

Bonus. As a Senior Vice President, you would be eligible to participate in Jazz Pharmaceuticals’ Cash Bonus Plan, with an annual target of 40% of base pay. Please note payment of this bonus is contingent on company and individual performance and is subject to approval by Jazz Pharmaceuticals’ Board of Directors or a committee of the Board of Directors. A copy of the plan has been provided to you for your review.

Benefits. You generally will be eligible to receive all benefits extended to other similarly-situated employees at Jazz Pharmaceuticals, including medical and dental benefits, life insurance and other benefits offered to regular employees. You will be eligible for paid time off and holidays in accordance with Jazz Pharmaceuticals’ policies in effect from time to time.

Stock Options. Your offer includes a grant to you of options to purchase 100,000 shares of Jazz Pharmaceuticals common stock, vesting 1/4th on the first anniversary of your start date and 1/48th per month thereafter, subject to your continued employment on each vesting date. The exercise price will be the fair market value of Jazz Pharmaceuticals common stock on the effective date of the grant by the Compensation Committee of the Board of Directors. In addition, should there be an annual grant to Executive Committee members approved by the Compensation Committee of the Board of Directors in 2010 and you are an employee in good standing at the time of the grant, you will receive options to purchase an additional 50,000 shares of Jazz Pharmaceuticals common stock.

Confidential Information; Employee Confidential Information and Inventions Agreement. To enable Jazz Pharmaceuticals to safeguard its proprietary and confidential information, it is a condition of employment that you sign Jazz Pharmaceuticals’ standard form of “Employee Confidential Information and Inventions Agreement.” We understand that you are likely to have signed similar agreements with prior employers, and wish to impress upon you that Jazz Pharmaceuticals does not want to receive the confidential or proprietary information of others, and will support you in respecting your lawful obligations to prior employers. By accepting this offer, you are representing to Jazz Pharmaceuticals that your performance of your duties will not violate any agreements you may have with, or trade secrets of, any third parties. You agree that, during your employment with Jazz Pharmaceuticals, you will not engage in any business activity that competes with Jazz Pharmaceuticals, and you will notify your supervisor if you are considering accepting outside work.

Code of Conduct: Jazz Pharmaceuticals is committed to integrity and the pursuit of excellence in all we do. We fulfill these commitments while upholding a high level of ethical conduct. The Code of Conduct (enclosed) is one element of Jazz Pharmaceuticals’ efforts to ensure lawful and ethical conduct by the company and its subsidiaries and their employees, officers and directors. It is a condition of employment that you read, agree to and sign the enclosed form certifying that you will abide by Jazz Pharmaceuticals’ Code of Conduct by the time you begin active employment at Jazz Pharmaceuticals. If you have questions about the Code of Conduct, please let Human Resources know and we will ensure that you receive answers to your inquiries as quickly as possible.

At-Will Employment. Should you decide to accept our offer, you will be an “at-will” employee of Jazz Pharmaceuticals. This means that either you or Jazz Pharmaceuticals may terminate the employment relationship with or without cause at any time. Participation in any benefit, compensation or bonus program does not change the nature of the employment relationship, which remains “at-will”.

Authorization to Work. Federal government regulations require that all prospective employees present documentation verifying their identity and demonstrating that they are authorized to work in the United States. If you have any questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, please contact our Human Resources Department. Your employment is contingent on your ability to prove your identity and authorization to work in the United States, and your complying with the government’s employment verification requirements.

Complete Offer and Agreement. This letter contains our complete understanding and agreement regarding the terms of your employment by Jazz Pharmaceuticals. There are no other, different or prior agreements or understandings on this or related subjects. Changes to the terms of your employment can be made only in a writing signed by you and the Chief Executive Officer of Jazz Pharmaceuticals, although it is understood that as part of the policy of employment at will, Jazz Pharmaceuticals may, from time to time, in its sole discretion, adjust your salary, incentive compensation and benefits, as well as your job title, location, duties, responsibilities, assignments and reporting relationships.

Start Date; Acceptance of Offer. We hope that you will accept this offer, and begin your full-time employment at Jazz Pharmaceuticals by December 1, 2009. If our offer is acceptable to you, please sign the enclosed copy of this letter in the space indicated and return it to me as no later than December 1, 2009.

Severability. If any provision of this offer is held to be invalid, void or unenforceable, the remainder of the agreement set forth herein will remain unaffected, and you and Jazz Pharmaceuticals will work together to achieve the intent of the affected provisions.

Kate, our team is impressed by your accomplishments and potential, and we are enthusiastic at the prospect of your joining us. I look forward to your acceptance of this offer, and to your contributions to the growth and success of Jazz Pharmaceuticals.

Sincerely,

/s/ Bruce Cozadd
Bruce Cozadd
Chairman and Chief Executive Officer

ACCEPTANCE OF EMPLOYMENT OFFER:

I accept the offer of employment by Jazz Pharmaceuticals, Inc. on the terms described in this letter.

Signature:	/s/ Kathryn Falberg

Date: 12/01/2009

My start date will be December 1, 2009